SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

TECHNOLOGY PORTFOLIO

INFORMATION STATEMENT DATED JANUARY 25, 2017

This document (“Information Statement”) provides information concerning a new sub-adviser and a new sub-advisory agreement for the Technology Portfolio and is being sent on or about January 25, 2017 to the shareholders of record as of January 24, 2017.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement with respect to the Technology Portfolio (the “Fund”), effective on or about November 1, 2016. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein about the sub-adviser change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on June 22, 2016, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about November 1, 2016, a new sub-advisory agreement with Massachusetts Financial Services Company, doing business as MFS Investment Management (“MFS”), with respect to the Fund (the “MFS Sub-Advisory Agreement”) and appointed MFS as the new sub-adviser for the Fund. Also at the June 22, 2016 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the MFS Sub-Advisory Agreement. MFS’ appointment as the sub-adviser and the Board’s approval of the MFS Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by MFS. PLFA and/or the Trust retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.    Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of MFS as a sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that MFS be appointed as the new sub-adviser for the Fund and in evaluating the proposed MFS Sub-Advisory Agreement. Additionally, the Board considered the various screening processes that PLFA utilizes in reaching a recommendation for a new sub-adviser, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of MFS and PLFA’s analysis in reaching its conclusion to recommend MFS as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate. Prior to making a decision, the Trustees also considered the report of PLFA’s Conflicts Review Committee.

In evaluating the MFS Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining MFS as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by MFS. In this regard, the Trustees considered various materials relating to MFS, including copies of the proposed MFS Sub-Advisory Agreement; copies of MFS’ Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the MFS Sub-Advisory Agreement, MFS would be responsible for providing the investment management services for the Fund’s assets, including investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of MFS, including the background and experience of MFS’ management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved MFS’ written compliance policies and procedures and code of ethics, and that the Trust’s Chief Compliance Officer previously provided an assessment of MFS’ compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to MFS, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by MFS.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by MFS under the MFS Sub-Advisory Agreement.

B.    Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a technology strategy and PLFA’s identification of MFS to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related MFS Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a separate account managed by the same MFS portfolio manager that would manage the Fund using similar investment strategies (the “MFS Comparable Performance”). The Trustees considered that this information included a comparison of the MFS Comparable Performance against a pertinent benchmark and against the applicable peer group for the one-, three- and five-year periods as of March 31, 2016. The Trustees also considered that this information included a comparison of the MFS Comparable Performance against a pertinent benchmark and an applicable peer group for each of the previous five calendar years. Additionally, the Trustees considered the standard deviation, risk-adjusted returns and other performance metrics of the MFS Comparable Performance during certain periods.

The Trustees considered additional information about the historical performance of a composite and other funds managed by MFS using similar investment strategies as those proposed for the Fund against a pertinent benchmark for the one-, three-, five- and ten-year periods, as applicable, as of March 31, 2016. Additionally, the Trustees considered performance information presented by PLFA for another potential sub-adviser of the Fund.

The Board determined that MFS’ performance record with respect to similarly managed accounts was acceptable.

C.    Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of MFS with regard to other funds and an account with substantially similar investment strategies as the Fund. The Trustees also considered that the proposed sub-advisory fee schedule under the Sub-Advisory Agreement contains breakpoints and is the same as the sub-advisory fee schedule for the current sub-adviser. The Trustees also considered that the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by MFS for the other similarly-managed funds and account, the Trustees noted that there were differences in the nature of the Fund and those other funds and account, the services provided to each and the competitive and regulatory landscapes surrounding each that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and MFS, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. Additionally, the Trustees considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change. The Trustees also considered that in connection with the sub-adviser change, PLFA recommends changing the Fund’s classification from diversified to non-diversified, which would require shareholder approval. The Trustees considered that the Fund would incur costs in soliciting shareholder approval of the change in diversification status, but that PLFA believes the benefit of retaining MFS as sub-adviser outweighs these costs.

The Board concluded that the compensation payable under the MFS Sub-Advisory Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to MFS of sub-advising the Fund and the projected profitability of the MFS Sub-Advisory Agreement to MFS, to the extent practicable based on the information provided by MFS. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and MFS with respect to the negotiation of Fund sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the MFS Sub-Advisory Agreement to MFS is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for MFS at this time was of limited utility.

The Trustees also considered the organizational strengths of MFS and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the MFS Sub-Advisory Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received information from PLFA and MFS concerning other benefits that may be received by MFS and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with MFS and the anticipated use of soft-dollars by MFS. In this regard, the Trustees noted that MFS represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by MFS from its relationship with the Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the MFS Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the MFS Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Sub-Advisory Agreement

The MFS Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. MFS, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. MFS bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the MFS Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the MFS Sub-Advisory Agreement, MFS is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the MFS Sub-Advisory Agreement, except generally: (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and/or duties under the MFS Sub-Advisory Agreement; (ii) by its breach of any provision of the MFS Sub-Advisory Agreement, including its breach of any representation or warranty; (iii) that are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by MFS or any affiliated person or agent or delegate of MFS; or (iv) that are based upon a breach of MFS’ fiduciary duties to the Trust or violation of applicable law. The MFS Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The MFS Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the sub-adviser change. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to the Fund’s sub-adviser in connection with the sub-adviser change. The fee rate under the MFS Sub-Advisory Agreement is shown below:

Current Fee Schedule
0.500% on first $100 million
0.475% on next $150 million
0.450% on next $250 million
0.425% on excess

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through October 31, 2016, pursuant to a sub-advisory agreement dated November 1, 2013, as amended. For the fiscal year ended December 31, 2016, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $375,857.40. For the Fund’s fiscal year ended December 31, 2016, the Fund did not pay any brokerage commissions to an affiliated broker of MFS.

IV.    Information Regarding MFS

MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc. (“Sun Life of Canada U.S.”), which in turn is an indirect majority-owned subsidiary of Sun Life Financial Inc. (a diversified financial services company). As of October 31, 2016, total assets under the management of MFS and its advisory affiliates were approximately $424 billion.

The addresses for MFS, Sun Life of Canada U.S. and Sun Life Financial Inc. are as follows:

Massachusetts Financial Services Company d/b/a MFS Investment Management and Sun Life of Canada U.S. 111 Huntington Avenue Boston, MA 02199	Sun Life Financial Inc. 150 King Street West, Toronto, Ontario, Canada A6 M5H 1J9

MFS acts as investment adviser to the following registered investment companies (as of October 31, 2016), each of which has a similar investment objective as the Fund.

Fund Name	Net Assets (as of October 31, 2016)	Compensation Rate	Waived/ Reduced (Yes or No)
MFS Series Trust I – MFS Technology Fund	$644 million	0.75% on first $1 billion; 0.70% on excess	Yes[1]
MFS Variable Insurance Trust II – MFS Technology Portfolio	$142 million	0.75% on first $1 billion; 0.70% on excess	Yes[1]

[1]	MFS has agreed in writing to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by
MFS and the funds’ Board of Trustees. During each of the MFS Technology Fund’s and MFS Technology Portfolio’s most recent fiscal year, this management fee reduction amounted to less than 0.01% of the fund’s average daily net assets.

As of January 1, 2017, MFS’s principal executive officers and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with MFS
Robert J. Manning	Executive Chairman and Director
Michael W. Roberge	Director, President, Chief Executive Officer and Chief Investment Officer
Colm J. Freyne	Director
Stephen C. Peacher	Director
David A. Antonelli	Vice Chairman
Robin A. Stelmach	Vice Chairman
Carol W. Geremia	Executive Vice President
James A. Jessee	Executive Vice President
Amrit Kanwal	Executive Vice President and Chief Financial Officer
Mark A. Leary	Executive Vice President and Chief Human Resources Officer
Mark N. Polebaum	Executive Vice President, General Counsel, and Secretary
Martin J. Wolin	Chief Compliance Officer

[1]	The address for all of the individuals listed above with respect to their position with MFS is 111 Huntington Avenue, Boston, Massachusetts 02199.

No Officer or Trustee of the Trust is an officer, director or shareholder of MFS (including its affiliates).

Additional Information

Additional information about MFS is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended December 31, 2016 will be sent to shareholders and may be requested without charge once available by referring to the Trust’s contact information below. The Trust’s annual report for the fiscal year ended December 31, 2015 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2016 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE